Exhibit 99.1

TiVo Corporation 2 Circle Star Way San Carlos, CA 94070

TiVo President and CEO to Retire
Board’s Corporate Governance and Nominating Committee leading the search for new Chief Executive Officer

SAN CARLOS, Calif.--(BUSINESS WIRE)-May 24, 2017 - TiVo Corporation (NASDAQ: TIVO), today announced that President and Chief Executive Officer, Thomas Carson, informed the company’s Board of Directors of his intention to retire from his current positions at TiVo Corporation after more than 11 years with the Company and its predecessors. Mr. Carson has served as the President and Chief Executive Officer and a member of the Board of Directors of TiVo Corporation (formerly Rovi Corporation) since December 2011.

In keeping with TiVo’s succession planning process, the Board’s Corporate Governance and Nominating Committee is leading the search for the company’s new Chief Executive Officer. The process is already underway and the Board is considering both internal and external candidates in its search. The Board has retained Spencer Stuart to assist them in the search. Mr. Carson will remain in his current capacity until a successor is appointed and will then serve in an advisory capacity to the Board, and new CEO, to ensure a smooth transition.

Chairman Jim Meyer commented, “Under Tom’s leadership the company has undergone a significant transformation; shedding underperforming assets, cutting cost, renewing major intellectual property licensing deals and acquiring TiVo. I believe the company is well positioned for future growth, profitability and improving shareholder value.”

About TiVo Corporation
TiVo (NASDAQ: TIVO) is a global leader in entertainment technology and audience insights. From the interactive program guide to the DVR, TiVo delivers innovative products and licensable technologies that revolutionize how people find content across a changing media landscape. TiVo enables the world’s leading media and entertainment providers to deliver the ultimate entertainment experience. Explore the next generation of entertainment at tivo.com, forward.tivo.com or follow us on Twitter @tivo or @tivoforbusiness.

Forward Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, Tom Carson’s intent to retire and to remain in his current capacity until a successor is appointed and then in an advisory capacity to the Board. These forward-looking statements are based on current expectations, which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "will," "intend," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include Mr. Carson or TiVo’s changing the timing of Mr. Carson’s retirement and/or role with TiVo. TiVo cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Investor Contacts
Peter Halt, CFO
TiVo Corporation
+1 (818) 295-6800